Exhibit 10.78

Without prejudice & subject to contract

DATED              2016

MARKIT GROUP LIMITED (1)

and

JEFF GOOCH (2)

SETTLEMENT AGREEMENT

Without prejudice & subject to contract

TABLE OF CONTENTS

1.	Termination of employment and directorships	3

2.	The Company’s obligations	4

3.	Your immediate obligations	6

4.	Ongoing obligations	8

5.	Warranties	10

6.	Tax	11

7.	Conditions regulating settlement agreements	11

8.	Miscellaneous	11

Schedule 1		14

Schedule 2		15

Schedule 3		19

Schedule 4		20

Without prejudice & subject to contract

SETTLEMENT AGREEMENT

DATED              2016

PARTIES

(1)	Markit Group Limited, a company registered in England with registered number 04185146, whose registered office is at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY (‘the Company’); and

(2)	Jeff Gooch (‘you’).

RECITALS

(A)	You are employed by the Company under the terms of a contract of employment dated 1 July 2014 (‘the Contract of Employment’).

(B)	Your period of continuous employment with the Company began on 4 June 2007.

(C)	Following an agreement between Markit Ltd. (‘Markit’) and IHS, Inc. (‘IHS’), by which Markit and IHS combine in an all-share merger of equals to create a combined entity (‘IHS Markit’), following a period of integration, your role as Chief Financial Officer for Markit will no longer be required and your employment will therefore terminate by reason of redundancy. This Agreement records the terms on which it is agreed that your employment will terminate.

AGREEMENT

1.	Termination of employment and directorships

1.1	Your employment with the Company will terminate on 13 September 2016 or such earlier date as the Company may direct (‘the Termination Date’) by reason of redundancy. You shall continue to work as normal, and shall comply with all your ongoing duties as an employee and this shall include working with (and complying with the directions of) the Company, IHS and IHS Markit to ensure a smooth and orderly handover and transition of your work, including in respect of DTCC, and your directorships, and to assist with aspects of the integration of the business of IHS Markit and to manage the completion of any other work or projects that you are asked to assist with during the transitional period between the completion of the merger forming IHS Markit and the Termination Date (the ‘Retention Period’), up to and including the Termination Date and you will continue to receive your normal salary and benefits up to the Termination Date. However nothing affects the Company’s rights under the Contract of Employment, including the right of the Company to place you on garden leave at any time and for any period prior to the Termination Date (provided you continue to be paid in accordance with this Agreement).

1.2	With effect from such date as the Company directs and not later than the Termination Date, you shall, in accordance with clause 3.5.2.2 below, resign (without compensation) from all directorships and other offices and positions that you hold in connection with your employment.

Without prejudice & subject to contract

1.3	On the Termination Date you shall cease to be entitled to receive any further salary, benefits or other sums (except as set out below). You warrant and represent that (except as set out below):

1.3.1	you have received all salary, benefits and other amounts owing to you up to and including the Termination Date; and

1.3.2	save for the entitlements referred to at clause 2.9 below you do not have, and will not have following the Termination Date, any entitlement under or in connection with any share, share option or similar incentive or reward scheme and that neither the Company nor any Group Company (nor any trustees of any scheme established by the Company or any other Group Company) is or shall be liable to make any payment or provide you with shares or any other benefit under or in connection with any such scheme.

1.4	You agree that within seven days following the Termination Date you will enter into (and your entitlements under this agreement will be conditional upon) a further release of claims in the form of an agreement substantially in the terms of this Agreement in order to re-affirm the terms of and your obligations and representations made under this Agreement (the ‘Second Settlement Agreement’) and will provide a certificate from the Adviser in a form acceptable to the Company, in respect of the Second Settlement Agreement.

2.	The Company’s obligations

Provided you comply in full with sub-clause 3.5 below and subject to your continued compliance with the terms of this Agreement and the Second Settlement Agreement, the Company shall comply with the following provisions.

Payments

2.1	The Company shall pay you, through the normal September payroll, (less UK income tax and National Insurance contributions):

2.1.1	your accrued salary for September (up to and including the Termination Date) provided you continue to work as required by clause 1.1; and

2.1.2	a sum in lieu of any accrued untaken holiday;

2.1.3	the sum of £55,384.61 in lieu of your entitlement to nine weeks’ notice (‘the Payment in Lieu’); and

2.1.4	the sum of £100 as consideration for the obligations set out in clause 4 below.

2.2	The Company shall pay you, in accordance with its normal procedures, any outstanding expenses reasonably incurred by you in the proper and usual performance of your duties up to and including the Termination Date and claimed by you in accordance with those procedures on or before the Termination Date.

2.3	The Company shall pay to you the total sum of £600,000 which shall be paid in nine equal monthly instalments of £66,667 (less UK income tax and National Insurance contributions), in accordance with and calculated under clause 9.1.1 of the Contract of Employment (‘the Basic Severance’). The first such monthly instalment of the Basic Severance shall be paid on or before the first working day no less than 28 days after your compliance with clause 3.5 of this Agreement and each subsequent instalment shall be paid monthly thereafter. Each instalment shall be subject always to your continued compliance with the terms of this Agreement.

Without prejudice & subject to contract

2.4	The Company shall pay to you the total sum of £800,000, which shall be paid in twelve equal monthly instalments of £66,667 (less UK income tax and National Insurance contributions), in accordance with and calculated under clause 9.1.2 of the Contract of Employment (‘the Change In Control Severance’). The first such monthly instalment of the Change in Control Severance shall be paid on or before the first working day no less than 28 days after your compliance with clause 3.5 of this Agreement and each subsequent instalment shall be paid monthly thereafter. Each instalment shall be subject always to your continued compliance with the terms of this Agreement.

2.5	The Company shall pay you, within thirty days after the Termination Date (by bank credit transfer), the sum of £564,784 in connection with the termination of your employment (‘the Termination Payment’) (less UK income tax only on the excess over £30,000). For the avoidance of doubt, the Termination Payment includes your entitlement to any statutory redundancy payment.

Benefits

2.6	Subject to your ongoing compliance with clause 4, the Company shall (subject to the following provisions), upon written request to the Company’s HR Department, provide your prospective employers with a written reference substantively in the terms set out in Schedule 3, and deal with any oral enquiries to the HR Department in the spirit of that agreed reference. (For the avoidance of doubt, any written reference may be tailored to constitute an appropriate response to the terms in which the request is expressed, always provided it remains consistent with the terms and spirit of the agreed reference.) The Company may amend the reference (and deal with any oral enquiries relating to that agreed reference) as may be necessary (a) to reflect the discovery of material facts not known to the HR Department at the date of this Agreement; and/or (b) if the reference is being requested in connection with a regulated role, to ensure the Company complies with the duties imposed upon it by the relevant regulatory body and any applicable statute, regulation and regulatory guidance (including but not limited to the Financial Conduct Authority and Prudential Regulatory Authority and the Financial Services and Markets Act 2000).

2.7	The Company shall contribute up to £500 inclusive of VAT and disbursements towards your legal fees for advice given to you in connection with the termination of your employment (including the terms and effect of this Agreement). Such payment shall be made direct to your adviser (as identified in sub-clause 7.1 below) (‘the Adviser’) within thirty days of the Company receiving an invoice addressed to you and marked as payable by the Company.

2.8	The outstanding equity awards that you hold as of the Termination Date (as detailed below) will vest in full as of the Termination Date and any stock options will remain exercisable for a period of 12 months from the Termination Date, subject to the terms and conditions of the Markit Limited Key Employee Incentive Program (the ‘KEIP’) or the Markit 2014 Equity Incentive Award Plan, as amended (the ‘2014 Equity Plan’), and the applicable award agreements. As of the Termination Date you hold the following equity awards:

2.8.1	1,000,000 stock options (your ‘Options’) under the KElP;

2.8.2	75,345 shares of restricted stock granted under the 2014 Equity Plan

2.9	If you decide to exercise your Options you must exercise through your Fidelity Account, subject to all applicable trading restrictions.

Without prejudice & subject to contract

3.	Your immediate obligations

3.1	You accept the terms of this Agreement in full and final settlement of any and all costs, claims, expenses or rights of action which you (or any person on your behalf) may have against the Company or any other Group Company, and/or against any employee, director, officer, member, partner, consultant, or agent (in each case past, present or future) of the Company or any other Group Company and/or against any other person, whatsoever and howsoever arising out of or in connection with your employment, its termination or otherwise (whether in the United Kingdom or any other country in the world, whether arising under common law, by statute, under contract or otherwise, whether known or not known, whether past, existing or future, and whether arising as a result of future changes in the law with retrospective effect or otherwise):

3.1.1	including but not limited to the particular proceedings set out in Part A of Schedule 2;

3.1.2	but excluding:

3.1.2.1	any claim to enforce the terms of this Agreement;

3.1.2.2	any claim for accrued pension rights; or

3.1.2.3	any personal injury claim (save personal injury claims pursuant to discrimination legislation and personal injury claims in relation to injuries of which you are aware at the date of this Agreement).

3.2	You warrant and represent (as a strict condition of this Agreement) that:

3.2.1	as at the date of this Agreement you are not aware of:

3.2.1.1	any circumstances or injuries which may give rise to a personal injury claim against the Company or any other Group Company;

3.2.1.2	any circumstances which may give rise to a dispute regarding your pension rights;

3.2.2	as at the date of this Agreement you do not believe that you have or may have any of the claims identified in Part B of Schedule 2 or any other claims (other than those identified in Part A of Schedule 2, which you have agreed to settle);

3.2.3	you have informed the Adviser of all complaints arising out of or in connection with your employment or its termination and on that basis the Adviser has advised that you do not have any of the claims identified in Part B of Schedule 2 or any other claims (other than those identified in Part A of Schedule 2, which you have agreed to settle);

3.2.4	the conditions regulating settlement agreements / contracts (as referred to in clause 7.2 below) are satisfied, including but not limited to the condition requiring you to have, before entering into this Agreement, received advice about its terms and effect from an independent adviser (who at all relevant times is and has been covered by a contract of insurance or professional indemnity covering the risk of a claim by you); and

3.2.5	neither you nor any person on your behalf has commenced proceedings in a tribunal or court or other forum in respect of any of the matters described or referred to in sub-clause 3.1 including but not limited to those set out in Parts A and B of Schedule 2.

Without prejudice & subject to contract

3.3	If you, or any person on your behalf, commence or continue proceedings in a tribunal or court or other forum in respect of any of the matters described or referred to in sub-clause 3.1 including but not limited to those set out in Parts A and B of Schedule 2 (but excluding those referred to in sub-clause 3.1.2), or if you fail to comply with any other term of or referred to in this Agreement, or if the Company discovers that any warranty made by you in this Agreement is untrue, then, without prejudice to any other remedy the Company or any other Group Company may have:

3.3.1	you shall cease immediately to be entitled to receive, or the Company shall be entitled to immediate repayment of, (as appropriate) the Payment in Lieu, the Basic Severance, the Change in Control Severance and the Termination Payment;

3.3.2	any of your Options that remain outstanding and exercisable at such time shall be forfeited for no consideration;

3.3.3	you shall indemnify on demand and keep indemnified each and every Group Company against any and all losses suffered and sums incurred (including but not limited to compensation payments and legal and other expenses) in connection therewith; and

3.3.4	you shall not object to any application by the Company or any other Group Company or any other person for such proceedings to be struck out.

3.4	You acknowledge that the terms of clause 3.3 above are fair and reasonable in all the circumstances. You also acknowledge that, whilst the Payment in Lieu, the Basic Severance, the Termination Payment and the Change in Control Severance represent valuable consideration, they do not in any way represent an estimate of the losses the Company or any other Group Company may suffer, or a limit on the damages the Company or any other Group Company may seek to recover or a representation that damages would be an adequate remedy, in the event of breach of any of the terms of this Agreement.

3.5	You shall:

3.5.1	on or before 26 July 2016 deliver to Sarah Bateman at the Company’s premises at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY this Agreement duly signed by you, together with a signed and dated letter from the Adviser in the form set out in Schedule 1; and

3.5.2	on or within 7 days of the Termination Date deliver to Sarah Bateman at the same address:

3.5.2.1	all property (in whatever form and on whatever media) of or relating to the businesses of the Group which is in your possession or under your control (including but not limited to your credit card, your mobile telephone, lap top, personal computer and all documents and accessories relating to them and information and software stored on them and all other business equipment, security passes, keys, price lists, client lists, correspondence and material containing or referring to the Group’s confidential information) and you shall not retain any copies, drafts, notes, extracts or summaries of them; and

Without prejudice & subject to contract

3.5.2.2	signed and dated letters of resignation, in the form set out in Schedule 4, from all directorships and other offices which you hold in connection with your employment (including but not limited to your directorships of Markit Valuations Limited, MarkitSERV Holdings Limited, MarkitSERV FX Limited, TradeSTP Limited, MarkitSERV, LLC, MarkitSERV Limited, Markit Analytics (UK) Limited, Markit Economics Limited, Markit EDM Hub Limited, Markit EDM Limited, Markit Equities Limited, Markit Group (UK) Limited, Markit Group Limited, Markit Indices Limited, Markit Securities Finance Analytics Consulting Limited, Markit Securities Finance Analytics Limited, BOAT Limited, Securities Finance Systems Limited, Securities Lending Services Group Limited, Markit Luxembourg Sàrl, Thinkfolio Limited, ThinkFolio Pty Limited, Markit India Services Private Limited, Markit Genpact KYC Services Limited, Markit NV Markit Group Holdings Limited, Markit Valuation Services Limited, Information Mosaic (UK) Limited, Information Mosaic Software Private Limited, Information Mosaic Limited, Information Mosaic Asia SND.BHD. Option Computers Limited, RCP Trade Solutions Limited, CoreOne Technologies (Belgium) BVBA, CoreOne Technologies-DeltaOne Solutions Limited, CoreOne Technologies India Private Limited, Markit Operations Designated Activity Company); and

3.5.2.3	a copy of the Second Settlement Agreement signed by you and the letter from the Adviser signed and in substantially the same form as that at Schedule 1, but in respect of the Second Settlement Agreement.

If requested, you shall provide the Company with written confirmation and reasonable evidence that you have complied in full with sub-clause 3.5.2.1 above. Furthermore, you authorise the Company to inspect (on an agreed date, and at an agreed time), any and all computer and other electronic equipment belonging to you to ensure that you have complied in full with such sub-clause.

3.6	You hereby immediately and unconditionally withdraw (and you will not initiate or pursue) any and all grievances or other complaints against the Company, any Group Company or any other person arising out of or in connection with your employment or its termination or otherwise complaining of any other matter involving the Company, any other Group Company or any employee, director, officer or agent (in each case past, present or future) of the Company or any other Group Company. You also immediately and unconditionally withdraw (if applicable) and agree not to pursue any and all requests under the Data Protection Act 1998 that you have submitted (or that have been made on your behalf) to any Group Company.

4.	Ongoing obligations

Protection of business interests

4.1	You confirm that the Company (and every Group Company) has committed no breach of your contract of employment and therefore you are bound by the terms of your Contract of Employment including those terms expressed to continue to comply following the termination of your employment, including the terms set out in clauses 10, 12, 13, 14 and 18 of the Contract of Employment, as well as by your common law duty of confidentiality and any and all other obligations upon you. You also acknowledge and agree that the restrictions after the termination of employment as set out in clause 10 of the Contract of Employment are fair and reasonable and remain fully enforceable, you agree that IHS, Markit, IHS Markit and each Group Company as defined in this Agreement constitute Group Companies as referred to in the Contract of Employment and you agree to comply with those restrictions following and notwithstanding the termination of your employment.

Without prejudice & subject to contract

Legal matters

4.2	You shall provide reasonable assistance to the Group and its legal advisers with regard to any past, present or future legal or regulatory matters which relate to or arise out of business matters in which you were involved during your employment by the Group, and/or in respect of which you have knowledge, including but not limited to:

4.2.1	responding fully and promptly to all requests made by the Group and/or its legal advisers at any time for information, documentation, witness evidence (oral and/or written) and/or other evidence required in connection with the defence or pursuit of legal or regulatory action brought by or against any third party;

4.2.2	attending meetings and/or hearings in connection with the defence or pursuit of legal action brought by or against any third party where such attendance is requested by the Group and/or its legal advisers; and

4.2.3	informing the board of directors of the Company or any Group Company voluntarily, completely and candidly of all facts that constitute, or might constitute, material breaches (by any person) of any of the Group’s ethical standards or legal obligations as soon as reasonably practicable after such facts come to your attention.

The Company will meet any reasonable out-of-pocket expenses that you necessarily and wholly incur in complying with this sub-clause, provided they are approved in writing in advance by the Company.

Comments and statements

4.3	Following the Termination Date, you shall not (directly or indirectly) falsely represent yourself as being in any way connected with the businesses of the Company or the Group.

4.4	You shall not (directly or indirectly) disclose to any person (including but not limited to employees of the Group) the existence or terms of this Agreement or the Second Settlement Agreement (including but not limited to the payments the Company has agreed to make but excluding the obligation/s on you contained or referred to in this clause 4) or the circumstances of the termination of your employment and directorships (except in the terms of the agreed reference set out in Schedule 3), save that you may make truthful disclosures of such information:

4.4.1	to your immediate family and your legal and financial advisers provided in each case you make the recipient of the information aware of its confidential nature and use your best endeavours to ensure that such recipient does not disclose it to any other person; and

4.4.2	to the extent required by a Court or tribunal of competent jurisdiction or regulatory body having the power to compel disclosure (including but not limited to HM Revenue & Customs, any government department (or any agency thereof), any recognised investment exchange and the Financial Services Authority).

4.5	You shall not (directly or indirectly) make or publish:

4.5.1	any disparaging or untrue comments or statements (written or oral) about the Company or any other Group Company or any of its or their employees, directors, officers, members, partners, consultants, agents, shareholders or clients (in each case past, present or future); nor

Without prejudice & subject to contract

4.5.2	any comments or statements likely to bring the Company or any other Group Company or any of its or their employees, directors, officers, members, partners, consultants, agents, shareholders or clients (in each case past, present or future) into disrepute or likely to damage its or their reputation.

4.6	The Company shall not authorise the publication of:

4.6.1	any disparaging or untrue comments or statements (written or oral) about you; nor

4.6.2	any comments or statements likely to bring you into professional disrepute or likely to damage your professional reputation.

4.7	You shall not (directly or indirectly) disclose to, or discuss with, any reporter, author, producer or similar representative of the media:

4.7.1	any information about the Company or any other Group Company or any of its or their employees, directors, officers, members, partners, consultants, agents, shareholders or clients (in each case past, present or future); or

4.7.2	any aspect of your tenure as an employee or director of the Company or any other Group Company;

or take any other action which is intended to or likely to result in such information being made available, or promoted, to the general public in any form (including but not limited to books, articles, writings, television, film, internet, video and audiotape).

5.	Warranties

5.1	You warrant and represent (as a strict condition of this Agreement) that prior to the date of this Agreement:

5.1.1	you have not started, or agreed (orally or in writing) to start:

5.1.1.1	employment with any person; or

5.1.1.2	other work of remunerative value, whether or not in fact remunerated (including but not limited to any contract for services, office or work for deferred remuneration);

or received (orally or in writing), and do not have an immediate expectation of receiving, any offer of such employment or work; and

5.1.2	you have committed no material breach of duty to the Company or any other Group Company (whether such duty is express or implied and including but not limited to any fiduciary duty) and you are not aware of any such breach by any other director, member, partner or employee of the Company or any other Group Company; and

5.1.3	you have not made any statement or comment or done any act or taken any step that would constitute a breach of clause 4 above if it had occurred after the date of this Agreement.

Without prejudice & subject to contract

6.	Tax

6.1	You agree to be exclusively responsible for the payment of any and all tax and/or employee National Insurance or similar contributions (whether in the United Kingdom or elsewhere) in respect of the payments and benefits referred to in clause 2 above (save to the extent deducted by the Company) including but not limited to the payment of:

6.1.1	any and all further income tax which may become due in respect of such payments as a result of the Company operating PAYE using Code 0T;

6.1.2	any and all further tax and employee National Insurance contributions in respect of the Payment in Lieu, the Basic Severance, the Change in Control Severance and the Termination Payment; and

6.1.3	any and all tax and employee National Insurance contributions in respect of the fees referred to at sub-clause 2.7 above.

Further, you agree to indemnify on demand and keep indemnified each and every Group Company (on an after tax basis) against any and all liability for the payment of such tax and employee National Insurance contributions, and against any and all penalties, interest, costs and expenses incurred by any Group Company in connection therewith (save to the extent caused directly by any delay on the part of the Company in dealing with a relevant demand, assessment or determination from HM Revenue & Customs).

7.	Conditions regulating settlement agreements

7.1	You confirm that you have received advice from Rod Horler of Dixon Ward as to the terms and effect of this Agreement and, in particular, its effect on your ability to pursue your rights and complaints before an employment tribunal.

7.2	You confirm that the conditions regulating settlement agreements or, as the case may be, compromise agreements or compromise contracts under s203 Employment Rights Act 1996, regulation 35 of the Working Time Regulations 1998, s77 Sex Discrimination Act 1975, s72 Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, s288 Trade Union and Labour Relations (Consolidation) Act 1992, s9 Disability Discrimination Act 1995, s49 National Minimum Wage Act 1998, regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Schedule 4 Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 Employment Equality (Religion or Belief) Regulations 2003, regulation 40 of the Information and Consultation of Employees Regulations 2004, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007, section 58 of the Pensions Act 2008, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Schedule 5 Employment Equality (Age) Regulations 2006 and s147 Equality Act 2010 are satisfied.

8.	Miscellaneous

8.1	This Agreement comprises this written agreement and its schedules (in each case as modified, extended, restated and/or replaced from time to time). The headings are inserted for convenience only and shall not affect the construction of this Agreement.

Without prejudice & subject to contract

8.2	For the purposes of this Agreement:

8.2.1	‘the Group’ means the Company and any other company which is for the time being its subsidiary or its holding company or a subsidiary of any such holding company, provided that such reference shall include (but not be limited to):

8.2.1.1	Markit, IHS and IHS Markit (as defined in this Agreement) and all of those entities of which you are or were a director, including those listed at clause 3.5.2.2 above;

8.2.1.2	the Trustees for the time being of the Markit group pension scheme; and

8.2.1.3	the direct and indirect shareholders of the Company and any and all other entities for which you worked, or otherwise had a business relationship in connection with your employment, between 4 June 2007 and the Termination Date;

(and the predecessors, successors and intra-group assigns of any of the foregoing).

8.2.2	‘Group Company’ means any entity within the Group;

8.2.3	the terms ‘holding company’ and ‘subsidiary’ have the meanings ascribed to them in Part 38 Companies Act 2006; and

8.2.4	‘person’ includes a natural person, firm, partnership, company, corporation, association, organisation, institution, foundation, trust, government, state, agency, body or other entity (in each case whether or not having separate legal personality) and may refer to one or more of the foregoing as the context so requires.

8.3	This Agreement, although marked ‘without prejudice and subject to contract, will upon signature by both parties be treated as an open document evincing an agreement binding on both parties.

8.4	This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument. Delivery of an executed signature page of a counterpart by facsimile transmission or by electronic mall in AdobeTM Portable Document Format (PDF) shall take effect as delivery of an executed counterpart of this Agreement.

8.5	This Agreement does not, and shall not be deemed to, constitute an admission of liability by the Company or any Group Company.

8.6	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the English Courts.

8.7	Nothing in this Agreement (including but not limited to the provisions of clause 4) shall preclude or limit the operation of any common law obligations owed by you to the Group at any time.

8.8	Any reference in this Agreement to a statute, statutory provision or subordinate legislation (‘legislation’) shall be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates or modifies such legislation from time to time.

Without prejudice & subject to contract

8.9	This Agreement contains the entire and only agreement between you and the Group. It is in substitution for all previous arrangements, understandings and agreements in relation to the subject matter of this Agreement. You acknowledge that in entering into this Agreement you have not relied on any representations or undertakings (whether oral or in writing) except such as are expressly incorporated into this Agreement.

8.10	A Group Company, and any employee, director, officer, member, partner, consultant, or agent (in each case past, present or future) of any Group Company, may, in accordance with the Contracts (Rights of Third Parties) Act 1999, enforce any term of this Agreement.

8.11	The benefit of the provisions of this Agreement are held by the Company for itself and on trust for all other Group Companies, and all employees, directors, officers, members, partners, consultants, and agents (in each case past, present and future) of the Group Companies, and shall be enforceable by the Company on behalf of the same as though they were parties to this Agreement.

Signed	/s/ illegible
on behalf of Market Group Limited

Signed	/s/ Jeff Gooch
Jeff Gooch

Without prejudice & subject to contract

SCHEDULE 1

[To be typed on the headed notepaper of the adviser’s firm]

[date]

Strictly private & confidential

FAO: Sarah Bateman

Head of Human Resources

Markit Group Ltd

Ropemaker Place

25 Ropemaker Street

London

EC2Y 9LY

Dear Sirs

Jeff Gooch

I, Rod Horler, of Dixon Ward of 16 The Green, Richmond, Surrey, TW9 1QD, am writing in connection with the settlement agreement between my client Jeff Gooch and Markit Group Limited dated 21 July 2016 (‘the Settlement Agreement’). I confirm that I have asked my client to inform me of all complaints and rights which he has or thinks he may have against Markit Group Limited and/or the Group (as defined in the Settlement Agreement) and/or any other person arising out of or in connection with his employment or its termination and the Settlement Agreement has been prepared on this basis. I confirm that I have given independent advice to my client on the terms and effect of the Settlement Agreement and, in particular, its effect on his ability to pursue his complaints and rights before an employment tribunal and on his other statutory and contractual rights.

I confirm that (a) I am a solicitor of the Senior Courts holding a current practising certificate and (b) there is in force, and was in force at the time I gave the advice referred to above, a contract of insurance covering the risk of a claim by Jeff Gooch in respect of any loss arising in consequence of that advice.

I also confirm that (c) I am not employed by, or acting in this matter for, Markit Group Limited or any associated employer and (d) I am not connected with, or employed by or acting in this matter for any person connected with Markit Group Limited within the meaning of s 147(8) and s 147(9) Equality Act 2010.

Yours faithfully

[Adviser’s name]

[Att: certification]

Without prejudice & subject to contract

SCHEDULE 2

(The descriptions below of legislative provisions are provided for ease of reference only and shall not affect the construction of this Schedule.)

Part A (claims you have or might have)

1.	Any claim for pay in lieu of notice or damages for termination of employment without notice.

2.	Any claim for holiday pay (whether under regulation 30 of the Working Time Regulations 1998 or under contract or otherwise).

3.	Any complaint of unfair dismissal (under Part X of the Employment Rights Act 1996).

4.	Any claim for outstanding pay, overtime, bonuses, commission, expenses, allowances, awards or other sums or benefits (whether under s13 or 15 of the Employment Rights Act 1996 or under contract or otherwise).

5.	Any other claim for damages for breach of contract or misrepresentation.

6.	Any claim for a redundancy payment (whether under s135 of the Employment Rights Act 1996 or under contract or otherwise).

7.	Any claim arising under or out of a contravention or alleged contravention of s64, 68, 68A, 70B, 86, 87, 137, 138, 145A, 145B, 146, 168, 168A, 169, 170, 174, 188, 190 or 192 of, or paragraph 156 of Schedule A1 to, the Trade Union and Labour Relations (Consolidation) Act 1992.

Without prejudice & subject to contract

Part B (claims you do not have)

1.	Any complaint under or arising out of a contravention or alleged contravention of s 8 of the Employment Rights Act 1996 (itemised pay statement).

2.	Any complaint under or arising out of a contravention or alleged contravention of Part V of the Employment Rights Act 1996 (protection from detriment) including but not limited to a claim in relation to s 10 of the Employment Relations Act 1999 (right to be accompanied).

3.	Any complaint under or arising out of a contravention or alleged contravention of Part VI and Part 6A of the Employment Rights Act 1996 (time off work and study and training).

4.	Any complaint under or arising out of a contravention or alleged contravention of Part VII of the Employment Rights Act 1996 (suspension on medical or maternity grounds).

5.	Any complaint under or arising out of a contravention or alleged contravention of s80(1) of the Employment Rights Act 1996 (parental leave).

6.	Any complaint under or arising out of a contravention or alleged contravention of s80G(1) or 80H(1) of the Employment Rights Act 1996 (flexible working requests).

7.	Any complaint under or arising out of a contravention or alleged contravention of s92 of the Employment Rights Act 1996 (written statement of reasons for dismissal).

8.	Any complaint under s120 of the Equality Act 2010 (or otherwise) of:

•	direct discrimination, indirect discrimination, harassment or victimisation related to:

•	sex;

•	race;

•	disability;

•	sexual orientation;

•	religion or belief;

•	age;

•	marriage or civil partnership;

•	gender reassignment;

•	pregnancy or maternity;

•	discrimination arising from disability;

•	failure to comply with a duty to make reasonable adjustments.

For the avoidance of doubt, this includes (but is not limited to) any claim for compensation for personal injury pursuant to the foregoing and any future complaint of victimisation (arising out of any acts or omissions whether before or after the Termination Date).

Without prejudice & subject to contract

9.	Any complaint under s120 or s127 of the Equality Act 2010 relating to an equality clause or rule.

10.	Any complaint under:

•	s2(1) of the Equal Pay Act 1970 or Article 141 of the EU Treaty;

•	s63 of the Sex Discrimination Act 1975;

•	s54 of the Race Relations Act 1976;

•	s17A or 25(8) of the Disability Discrimination Act 1995;

•	regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

•	regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

•	regulation 36 of the Employment Equality (Age) Regulations 2006.

For the avoidance of doubt, this includes (but is not limited to) any claim for compensation for personal injury pursuant to such legislation and any future complaint of victimisation (arising out of any acts or omissions whether before or after the Termination Date).

11.	Any other claim under regulation 30 of the Working Time Regulations 1998.

12.	Any other claim in relation to the Employment Rights Act 1999.

13.	Any claim under or by virtue of s 11, 18, 19(D), 20(1)(a) or 24 of the National Minimum Wage Act 1998.

14.	Any claim arising out of a contravention or alleged contravention of regulation 5(1) or 7(2) of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000.

15.	Any claim under or arising out of a contravention or alleged contravention of regulation 3, 6(2) or 9 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002.

16.	Any claim under regulation 27 or 32 of the Transnational Information and Consultation of Employees Regulations 1999.

17.	Any claim before an employment tribunal under regulation 29 or 33 of the Information and Consultation of Employees Regulations 2004.

18.	Any proceedings before the Central Arbitration Committee or Employment Appeal Tribunal under the Information and Consultation of Employees Regulations 2004.

19.	Any claim under paragraph 4 or 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006.

Without prejudice & subject to contract

20.	Any claim under any law of the European Union (including but not limited to Treaties and Directives).

21.	Any claim in respect of defamation.

22.	Any claim under the Protection from Harassment Act 1997.

23.	A claim under regulation 15 or 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (and you confirm that you are not aware of any other person being entitled to bring a claim thereunder in respect of your employment);

24.	A claim under regulation 5, 12, 13 or 17(2) of the Agency Workers Regulations 2010.

Without prejudice & subject to contract

SCHEDULE 3

[agreed reference]

[Example]

TO WHOM IT MAY CONCERN

Dear Sirs

Jeff Gooch

Thank you for your enquiry regarding Jeff Gooch.

Jeff was employed by Markit Group Limited, from 4 June 2007 until 13 September 2016, latterly in the position of Chief Financial Officer for Markit.

Jeff’s employment ended by reason of redundancy.

Whilst we are happy to provide this reference for your private information, we do not accept any responsibility or liability of any sort in connection with it.

Please note that we are unable to provide you with a more tailored reference, as it is our policy to provide basic employment information only. Nothing negative or positive should be read into this.

Yours faithfully

on behalf of Markit Group Limited

Without prejudice & subject to contract

SCHEDULE 4

[Termination Date]

Board of Directors

[Markit Valuations Limited MarkitSERV Holdings Limited MarkitSERV FX Limited TradeSTP Limited MarkitSERV, LLC MarkitSERV Limited Markit Analytics (UK) Limited Markit Economics Limited Markit EDM Hub Limited, Markit EDM Limited Markit Equities Limited Markit Group (UK) Limited Markit Group Limited Markit Indices Limited Markit Securities Finance Analytics Consulting Limited Markit Securities Finance Analytics Limited BOAT Limited Securities Finance Systems Limited Securities Lending Services Group Limited Markit Luxembourg Sàrl Thinkfolio Limited ThinkFolio Pty Limited Markit India Services Private Limited Markit Genpact KYC Services Limited Markit NV Markit Group Holdings Limited Markit Valuation Services Limited Information Mosaic (UK) Limited Information Mosaic Software Private Limited Information Mosaic Limited Information Mosaic Asia SND.BHD. Option Computers Limited RCP Trade Solutions Limited CoreOne Technologies (Belgium) BVBA CoreOne Technologies-DeltaOne Solutions Limited CoreOne Technologies India Private Limited Markit Operations Designated Activity Company]

Dear Sirs

I hereby resign as a director of [entity name] with effect from today’s date.

I confirm that I have no claim against [entity name] for compensation for loss of office.

Yours faithfully

Jeff Gooch